Exhibit 10.18

AMENDMENT

TO THE

EMPLOYMENT AGREEMENT OF DAVID GREENFIELD

Amended Effective as of September 8, 2006 (the “Agreement”)

AXIS Capital Holdings Limited (the “Company”) and David Greenfield hereby agree and consent this 29th day of December, 2008 to amend the Agreement entered into between the parties on September 8, 2006, with the Amendment being effective as of September 8, 2006, unless otherwise provided, as follows:

1. Section 2 is amended by adding the following to the end of subsection (d):

Effective January 1, 2009, notwithstanding the foregoing, as required by Internal Revenue Code 457A, no deferrals or contributions will be permitted to any nonqualified plans sponsored by the Company for amounts attributable to services performed after December 31, 2008.

2. Section 2 is amended by adding the following to the end of subsection (f):

Reimbursements will be paid no later than 2 1/ 2 months after the end of the calendar year in which the expense was incurred.

3. Section 2 is amended by adding the following to the end of subsection (g):

Such amount will be paid no later than 2 1/2 months after the end of the calendar year in which the expense was incurred.

4. Section 2 is amended by adding the following to the end of subsection (h):

Such amount will be paid no later than 2 1/ 2 months after the end of the calendar year in which the expense was incurred.

5. Section 2 is amended by adding the following to the end of subsection (i):

Reimbursements will be paid no later than 2 1/2 months after the end of the calendar year in which the expense was incurred.

6. Section 3 is amended by substituting the following for subsection (b):

In the event that your employment with the Company shall terminate for any reason, except as otherwise set forth in this Agreement, the Company’s sole obligation under the Agreement shall be to (i) pay to you any accrued and unpaid Base Salary through the date of termination of employment and an amount equal to such reasonable and necessary unreimbursed business expenses incurred by you on behalf of the Company on or prior to the date of termination of employment, with such reimbursement being made not later than 2 1/2 months after the end of the calendar year in which the expense was incurred, and (ii) afford you all the employee benefits to which you may be entitled under, and in accordance with the terms of, all employee benefit plans in which you participate.

7. Section 3 is amended by substituting the following for subsection (c):

In the event that the Company terminates your employment without Cause in accordance with the provisions of Section 3(a)(iv) hereof, you shall be entitled to a severance amount equal to your Base Salary plus an amount equal to the monthly cost associated with continuing your current group health and welfare benefits (reduced by an amount equal to the monthly premium paid by you for such benefit immediately prior to your termination) for a period of twelve (12) months immediately following the date of such termination. Such amounts will be paid at regular pay period intervals. In addition, you will be entitled to continue to receive the benefits outlined in sections 2(g), 2(h) and 2(i) with such amounts to be paid not later than 2 1/2 months after the end of the calendar year in which such expenses were incurred. You will also be entitled to receive the Annual Bonus that you would have been entitled to receive during such twelve (12) months assuming all performance targets had been exceeded, with such Annual Bonus, if any, being paid no later than 2 1/2 months after the end of the calendar year in which your termination occurs and immediate vesting for all equity awards, including any restricted shares in accordance with their terms; provided, however, that you comply with your obligations under Sections 3(e), (including, without limitation, the release and waiver provision), 4, 5 and 6 hereof.

Notwithstanding the foregoing, to the extent necessary to comply with the restrictions of Internal Revenue Code Section 409A, the first payment due to you at a time when you are a “specified employee” as defined in Section 409A, of any amount that fails to meet the requirements for an exemption under Section 409A will be made on the first business day that is at least six months after the date of your separation from service. Furthermore, no payments shall be made upon the termination of employment unless such termination meets the definition of “separation from service” in Treasury Regulation Section 1.409A-1(h). If your termination does not meet such definition, you will not receive a payment until such time that you incur a separation from service. In general, this may delay the timing of your payment if you continue to perform services as an employee or independent contractor for the Company after your date of termination.

8. Section 3 is amended by substituting the following for the first paragraph of subsection (f):

If within the first twelve months following a Change in Control, (i) the nature or scope of your position, authority or duties are materially adversely changed, (ii) your total compensation (including benefits) is not paid or is materially reduced or the Company otherwise breaches this Agreement (iii) you are required by the Company to relocate to a place more than 50 miles from your current place of employment, then, if you provide the Company with written notice of your intent to terminate your employment as a result of such event, providing the specific reasons therefor, and the Company does not make the necessary corrections within thirty days of receipt of your written notice, you may terminate your employment within the ten days following the expiration of such thirty day notice period and receive a severance amount equal to your Base Salary plus an amount equal to the monthly cost associated with continuing your current group health and welfare benefits (reduced by an amount equal to the monthly premium paid by you for such benefit immediately prior to your termination) for a period of twelve (12) months immediately following the date of such termination with such amounts to be paid at regular pay period intervals and the Annual Bonus that you would have been entitled to receive during such twelve (12) months assuming all performance targets had been exceeded, with such Annual Bonus, if any, being paid no later than 2 1/2 months after the end of the calendar year in which your termination occurs and immediate vesting for all equity awards, including any restricted shares in accordance with their terms; provided, however, that you comply with your obligations under Sections 3(e), 4, 5, and 6 hereof. In addition, you will be entitled to continue to receive the benefits outlined in sections 2(g), 2(h) and 2(i) with such amounts to be paid not later than 2 1/2 months after the end of the calendar year in which such expenses were incurred. Notwithstanding the foregoing, to the extent necessary to comply with the restrictions of Internal Revenue Code Section 409A, the first payment due to you at a time when you are a “specified employee” as defined in Section 409A of any amount that fails to meet the requirements for an exemption under Section 409A will be made on the first business day that is at least six months after the date of your separation from service. Furthermore, no payments shall be made upon the termination of employment unless such termination meets the definition of “separation from service” in Treasury Regulation Section 1.409A-1(h). If your termination does not meet such definition, you will not receive a payment until such time that you incur a separation from service. In general, this may delay the timing of your payment if you continue to perform services as an employee or independent contractor for the Company after your date of termination. For purposes of this Agreement, the “Change in Control” will be deemed to have occurred as of the first day any of the following events occurs:

9. Section 10 is amended by adding the following to the end of subsection (c):

Any amendment to this Agreement must comply with the requirements of Code Section 409A.

10. Section 10 is amended by adding the following as subsection (h):

To the extent applicable, this Agreement shall be administered in compliance with Internal Revenue Code Section 409A.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment as of the date set forth above.

/s/ David Greenfield
David Greenfield

AXIS Capital Holdings Limited

By:	John R. Charman
Its:	President and Chief Executive Officer

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